Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
AZL MVP DFA Multi-Strategy Fund:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
April 20, 2015